EXHIBIT 5.1





                                 August 16, 2000



APA Optics, Inc.
2950 N.E. 84th Lane
Blaine, MN  55449

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel for APA Optics, Inc. (the "Company") in connection with a Registration Statement on Form S-3 (the "Registration Statement") that relates to the issuance of up to 84,083 shares of common stock of the Company issuable upon exercise of warrants for purchase of common stock (collectively, the "Shares").

         In connection with the registration of the Shares, we have examined such documents, records and matters of law as we have deemed necessary to the rendering of the following opinion. Based upon that review, it is our opinion that upon receipt of payment in full therefor, the Shares being registered, when issued by the Company, will be validly issued, fully paid and non-assessable.

         The foregoing opinion is subject to the qualification that the Shares or any of them, when issued, will not when taken together with the then issued and outstanding capital stock of the Company, exceed the authorized capital stock of the Company.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

                                                     Very truly yours,

                                                     MOSS & BARNETT,
                                                     A Professional Association



                                                     Janna R. Severance